Exhibit 99.(l)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 2, 2026, with respect to the statutory financial statements of Nassau Life Insurance Company, incorporated herein by reference and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 29, 2026

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 14, 2026, with respect to the financial statements of the subaccounts listed in the Appendix to our report that comprise First Investors Life Variable Annuity Fund C, incorporated herein by reference and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

April 29, 2026